UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2026

Invesco Mortgage Capital Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Spring Street N.W., Suite 2500
Atlanta,	Georgia	30309
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	IVR	New York Stock Exchange
7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	IVR PrC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2026, John M. Anzalone, Chief Executive Officer of Invesco Mortgage Capital Inc. (the “Company”), notified the Company of his retirement as our Chief Executive Officer, effective April 30, 2026, in connection with his planned retirement from his employment with Invesco Ltd. Mr. Anzalone is expected to provide support for the transition in an advisory role to the Company until October 1, 2026.

On April 13, 2026, our Board of Directors appointed Kevin M. Collins, 46, as our Chief Executive Officer, effective May 1, 2026. Mr. Collins had served as our President since 2017. Previously, he served as our Executive Vice President Commercial Mortgage Credit from March 2017 to October 2017 and as a Managing Director and our Head of Commercial Mortgage Credit from 2011 to March 2017. He is also the Co-Head of Structured Investments for Invesco Fixed Income. Prior to joining Invesco in 2007, Mr. Collins structured various capital funding strategies, including bond securitizations and secured lending facilities, for banks, Real Estate Investment Trusts, and specialty finance companies during his tenure at Credit Suisse First Boston. Mr. Collins began his career in the New York-based structured finance advisory services practice at Ernst & Young, focusing on structured product cash flow modeling and collateral analytics. Mr. Collins graduated with a B.S. in accounting from Florida State University and earned an M.B.A. from the Kellogg School of Management at Northwestern University.

Also on April 13, 2026, the Board appointed David Lyle, 47, as our President, effective May 1, 2026. Mr. Lyle had served as our Chief Operating Officer since 2017. Prior to that, he served as our Executive Vice President Residential Credit from March 2017 to October 2017 and as our Head of Residential Mortgage Credit from 2011 to March 2017. He is also the Co-Head of Structured Investments for Invesco Fixed Income. Mr. Lyle has over 20 years of experience in securitized markets. Prior to joining Invesco in 2006, Mr. Lyle spent three years at Friedman Billings Ramsey, where he was a Vice President in the Investment Banking ABS group. In this role, he participated in the financing, transaction management and analytics functions of the business. He also spent two years as an Analyst in the mortgage finance group at Wachovia Securities. Mr. Lyle graduated with a bachelor of engineering degree from Vanderbilt University

As of the time of the filing of this report, the Company has not entered into any material plans, contracts or arrangements to which Mr. Collins or Mr. Lyle is a party or in which either of them participate, or any material amendment, in connection with the appointments described above. There is no arrangement or understanding between Mr. Collins and any other persons pursuant to which he was selected as Chief Executive Officer. There is no arrangement or understanding between Mr. Lyle and any other persons pursuant to which he was selected as President. There are no family relationships between Mr. Collins or Mr. Lyle and any of the Company’s directors, executive officers or other key personnel reportable under Item 401(d) of Regulation S-K. There are no related party transactions between the Company and Mr. Collins or the Company and Mr. Lyle. reportable under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On April 14, 2026, the Company issued a press release announcing the retirement of Mr. Anzalone and the appointments of Mr. Collins as Chief Executive Officer and Mr. Lyle as President, which is furnished as Exhibit 99.1.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 14, 2026, issued by Invesco Mortgage Capital Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By: /s/ Tina Carew
Tina Carew
Vice President, General Counsel and Secretary

Date: April 14, 2026